Exhibit 4.25

CONVERTIBLE PROMISSORY NOTE

Effective Date: November 9, 2023	U.S. $15,000,000.00

FOR VALUE RECEIVED, The9 Limited, a Cayman Islands corporation and listed on the NASDAQ Global Market under the symbol “NCTY” (“Borrower”), promises to pay to BRIPHENO PTE. LTD., a company registered under Singapore law having an address of 5 UPPER ALJUNIED LINK #06- 02, QUARTZ INDUSTRIAL BUILDING, SINGAPORE (367903), or its successors or assigns (“Lender”), $15,000,000.00 and any interest, fees, charges, and late fees accrued hereunder on the date that is twenty four (24) months after the Purchase Price Date (the “Maturity Date”) in accordance with the terms set forth herein and to pay simple interest on the Outstanding Balance at the rate of three percent (3%) per annum from the Purchase Price Date until the same is paid in full. All interest calculations hereunder shall be computed on the basis of a 365-day year and shall be payable in accordance with the terms of this Note. This Convertible Promissory Note (this “Note”) is issued and made effective as of November 9, 2023 (the “Effective Date”). This Note is issued pursuant to that certain Private Placement Securities Purchase Agreement dated November 9, 2023, as the same may be amended from time to time, by and between Borrower and Lender (the “Purchase Agreement”). Certain capitalized terms used herein are defined in Attachment 1 attached hereto and incorporated herein by this reference.

The purchase price for this Note shall be $15,000,000.00 (the “Purchase Price”). The Purchase Price shall be payable by Lender by wire transfer of immediately available funds in (i) the US Dollars, (ii) stable coin USDT, or (iii) a combination of (i) and (ii) above, at the election of the Borrower.

The Borrower may designate its wholly-owned subsidiary, THE9 SINGAPORE PTE.LTD. (“The9 Singapore”) to receive the Purchase Price. The Lender agrees to directly transfer the Purchase Price in the form agreed by the Parties to the designated bank account and/or cryptocurrency wallet address.

1.	Payment; Prepayment.

1.1.Payment. All payments owing hereunder shall be in (i) lawful money of the United States of America, (ii) stable coin USDT, or (iii) a combination or either of (i) and (ii) above, at the election of the Borrower or Conversion Shares (as defined below), as provided for herein, and delivered to Lender at the address, cryptocurrency wallet or bank account furnished to Borrower for that purpose.

1.2.Prepayment. Notwithstanding the foregoing, Borrower shall have the right to prepay all or any portion of the Outstanding Balance (less such portion of the Outstanding Balance for which Borrower has received a Lender Conversion Notice (as defined below) or a Redemption Notice (as defined below) from Lender where the applicable Conversion Shares have not yet been delivered). If Borrower exercises its right to prepay this Note, Borrower shall give a written notice to the Lender. The Lender can choose to convert up to half of the prepayment amount requested by Borrower into ADSs at the Lender Conversion Price. If Borrower exercises its right to prepay this Note, Borrower shall make payment to Lender of an amount in cash equal to 115% multiplied by the portion of the Outstanding Balance Borrower elects to repay less any Conversion Amount (as defined below).

2.	Lender Optional Conversion.

2.1.Lender Conversions. Lender has the right at any time after six (6) months have elapsed since the Purchase Price Date until the Outstanding Balance has been paid in full, at its election, to convert (“Lender Conversion”) all or any portion of the Outstanding Balance into fully paid and non assessable American Depositary Shares (“ADSs”) of Borrower (each instance of conversion is referred to herein as a “Lender Conversion Shares”) as per the following conversion formula: the number of Lender Conversion Shares equals the amount being converted (the “Conversion Amount”) divided by the Lender Conversion Price (as defined below). Conversion notices in the form attached hereto as Exhibit A (each, a

“Lender Conversion Notice”) may be effectively delivered to Borrower by any method set forth in the “Notices” Section of the Purchase Agreement, and all Lender Conversions shall be cashless and not require further payment from Lender. Borrower shall deliver the Lender Conversion Shares from any Lender Conversion to Lender in accordance with Section 6 below. Lender shall also deliver a legal opinion (or legal opinions for each conversion or sale, as the case may be) with respect to compliance with applicable securities laws with each Lender Conversion Notice. Notwithstanding the above, Borrower shall have the right, at its own discretion, to repay any portion up to the half of the Conversion Amount submitted for repayment under the Lender Conversion Notice, in cash. For the avoidance of doubt, such repayment in cash shall have no Default Effect or be subject to any additional interest.

2.2.Lender Conversion Price. Subject to adjustment as set forth in this Note, the price at which Lender has the right to convert all or any portion of the Outstanding Balance into ADSs is $12.00 per ADS or US$0.04 per Class A ordinary share (the “Lender Conversion Price”).

3.	Defaults and Remedies.

3.1.Defaults. The following are events of default under this Note (each, an “Event of Default”): (a) Borrower fails to pay any principal, interest, fees, charges, or any other amount when due and payable hereunder; (b) Borrower fails to deliver any Lender Conversion Shares in accordance with the terms hereof; (c) Borrower fails to deliver any Redemption Conversion Shares (as defined below) in accordance with the terms hereof; (d) a receiver, trustee or other similar official shall be appointed over Borrower or a material part of its assets and such appointment shall remain uncontested for twenty (20) days or shall not be dismissed or discharged within sixty (60) days; (e) Borrower becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due; (f) Borrower makes a general assignment for the benefit of creditors; (g) Borrower files a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); (h) an involuntary bankruptcy proceeding is commenced or filed against Borrower; (i) Borrower or any pledgor, trustor, or guarantor of this Note defaults or otherwise fails to observe or perform any covenant, obligation, condition or agreement of Borrower or such pledgor, trustor, or guarantor contained herein or in any other Transaction Agreements (as defined in the Purchase Agreement); (j) any representation, warranty or other statement made or furnished by or on behalf of Borrower or any pledgor, trustor, or guarantor of this Note to Lender herein, in any Transaction Agreements, or otherwise in connection with the issuance of this Note is false, incorrect, incomplete or misleading in any material respect when made or furnished; (k) Notwithstanding the foregoing, on up to two (2) separate occasions, Borrower shall have ten (10) Trading Days instead of five (5) Trading Days to deliver Lender Conversion Shares or Redemption Conversion without an Event of Default pursuant to Section 3.1(b) or (c) above occurring; (l) Lender breaches or circumvents its voting obligations under the Section 5.01 of the Purchase Agreement. In the event of such breach by Lender, Borrower shall be immediately released from its obligations to repay the then Outstanding Balance.

4.Adjustment of Lender Conversion Price upon Subdivision or Combination of ADSs. Without limiting any provision hereof, if Borrower at any time on or after the Effective Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding ADSs into a greater number of shares, the Lender Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. Without limiting any provision hereof, if Borrower at any time on or after the Effective Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding ADSs into a smaller number of shares, the Lender Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment pursuant to this Section 4 shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this Section 4 occurs during the period that a Redemption Conversion Price is calculated hereunder, then the calculation of such Redemption Conversion Price shall be adjusted appropriately to reflect such event.

5.Borrower Redemptions.

5.1.Redemption Conversion Price. Subject to the adjustments set forth herein, the conversion price for each Redemption Conversion (the “Redemption Conversion Price”) shall be the Market Price.

5.2.Redemption Conversions. Beginning on the date that is 1-year anniversary of the Purchase Price Date, Lender shall have the right, exercisable at any time in its sole and absolute discretion, to redeem any portion of the Note up to US$1,325,000 per calendar month (such amount, the “Redemption Amount”) by providing Borrower with a notice substantially in the form attached hereto as Exhibit B (each, a “Redemption Notice”, and each date on which Lender delivers a Redemption Notice, a “Redemption Date”). For the avoidance of doubt, Lender may submit to Borrower one (1) or more Redemption Notices in any given calendar month so long as the aggregate amount redeemed in such calendar month does not exceed US$1,325,000. Payments of each Redemption Amount may be made, at Borrower’s discretion, (a) in cash, or (b) by converting such Redemption Amount into ADSs (“Redemption Conversion Shares”, and together with the Lender Conversion Shares, the “Conversion Shares”) in accordance with this Section 5.2 (each, a “Redemption Conversion”) per the following formula: the number of Redemption Conversion Shares equals the portion of the applicable Redemption Amount being converted divided by the Redemption Conversion Price, or (c) by any combination of the foregoing in any proportion as may be decided by Borrower, so long as the cash is delivered to Lender on the tenth (10th Trading Day immediately following the applicable Redemption Date and the Redemption Conversion Shares are delivered to Lender on or before the applicable Delivery Date (as defined below).

5.3.Allocation of Redemption Amounts. Following its receipt of a Redemption Notice, Borrower may either ratify Lender’s proposed allocation in the applicable Redemption Notice or elect to change the allocation by written notice to Lender by email or fax within five business days of its receipt of such Redemption Notice, so long as the sum of the cash payments and the amount of Redemption Conversions equal the applicable Redemption Amount. If Borrower fails to notify Lender of its election to change the allocation prior to the deadline set forth in the previous sentence, it shall be deemed to have ratified and accepted the allocation set forth in the applicable Redemption Notice prepared by Lender. Borrower acknowledges and agrees that the amounts and calculations set forth thereon are subject to correction or adjustment because of error, mistake, or any adjustment resulting from an Event of Default or other adjustment permitted under the Transaction Agreements (an “Adjustment”). Furthermore, no error or mistake in the preparation of such notices, or failure to apply any Adjustment that could have been applied prior to the preparation of a Redemption Notice may be deemed a waiver of Lender’s right to enforce the terms of any Note, even if such error, mistake, or failure to include an Adjustment arises from Lender’s own calculation. Borrower shall deliver the Redemption Conversion Shares from any Redemption Conversion to Lender in accordance with Section 6 below on or before each applicable Delivery Date.

6.Method of Conversion Share Delivery. On or before the close of business on the fifth (5th) Trading Day following each Redemption Date or the fifth (5th) Trading Day following the date of delivery of a Lender Conversion Notice, as applicable (the “Delivery Date”), Borrower shall, provided it is DWAC Eligible at such time and such Conversion Shares are eligible for delivery via DWAC, deliver or cause its depositary to deliver the applicable Conversion Shares electronically via DWAC to the account designated by Lender in the applicable Lender Conversion Notice or Redemption Notice. If Borrower is not DWAC Eligible or such Conversion Shares are not eligible for delivery via DWAC, it shall deliver to Lender or its broker (as designated in the Lender Conversion Notice or Redemption Notice), via reputable overnight courier, a certificate representing the number of ADSs equal to the number of Conversion Shares to which Lender shall be entitled, registered in the name of Lender or its designee. For the avoidance of doubt, Borrower has not met its obligation to deliver Conversion Shares by the Delivery Date unless Lender or its broker, as applicable, has actually received the certificate representing the applicable Conversion Shares no later than the close of business on the relevant Delivery Date pursuant to the terms set forth above. Moreover, and notwithstanding anything to the contrary herein or in any other Transaction Agreement, in the event Borrower or its depositary refuses to deliver any Conversion Shares without a restrictive securities legend to Lender on grounds that such issuance is in violation of Rule 144 under the Securities Act of 1933, as amended (“Rule 144”), Borrower shall deliver or cause its depositary to deliver the applicable Conversion Shares to Lender with a restricted securities legend, but otherwise in accordance with the provisions of this Section 6.

7.Issuance Fees. Lender shall be solely responsible for any fees that must be paid in order to issue any Conversion Shares to Lender.

8.Opinion of Counsel. In the event that an opinion of counsel is needed for any matter related to this Note, Lender has the right to have any such opinion provided by its counsel. Lender shall be responsible to cover costs of all legal opinions and representation letters from its brokers, as may be required to do ADS conversion and sale.

9.Governing Law; Venue. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. The provisions set forth in the Purchase Agreement to determine the proper venue for any disputes are incorporated herein by this reference.

10.Arbitration of Disputes. By its issuance or acceptance of this Note, each party agrees to be bound by the Arbitration Provisions (as defined in the Purchase Agreement) set forth as an exhibit to the Purchase Agreement.

11.Cancellation. After repayment or conversion of the entire Outstanding Balance, this Note shall be deemed paid in full, shall automatically be deemed canceled, and shall not be reissued.

12.Amendments. The prior written consent of both parties hereto shall be required for any change or amendment to this Note.

13.Assignments. Borrower may not assign this Note without the prior written consent of Lender. Any ADSs issued upon conversion of this Note may be offered, sold, assigned or transferred by Lender without the consent of Borrower. This Note may be offered, sold, assigned or transferred by Lender to any of its affiliates without the consent of Borrower. This Note may not be offered, sold, assigned or transferred by Lender to an unaffiliated third party without the consent of Borrower, which consent will not be unreasonably withheld.

14.Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with the subsection of the Purchase Agreement titled “Notices.”

15.Severability. If any part of this Note is construed to be in violation of any law, such part shall be modified to achieve the objective of Borrower and Lender to the fullest extent permitted by law and the balance of this Note shall remain in full force and effect.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed as of the Effective Date.

BORROWER:

THE9 LIMITED

		By:	/s/ George Lai
		Name:	George Lai
		Title:	Director

ACKNOWLEDGED, ACCEPTED AND AGREED:

LENDER:

BRIPHENO PTE. LTD.

By:	/s/ Alvin Youjia Liu
Name:	Alvin Youjia Liu
Title:	Director

[Signature Page to Convertible Promissory Note]

ATTACHMENT 1

DEFINITIONS

For purposes of this Note, the following terms shall have the following meanings:

Al.“Conversion” means a Lender Conversion under Section 2 or a Redemption Conversion under Section 5.

A2.“Conversion Factor” means 90%.

A3.“Conversion Share Value” means the product of the number of Lender Conversion Shares deliverable pursuant to any Lender Conversion Notice multiplied by the Closing Trade Price of the ADSs on the Delivery Date for such Lender Conversion.

A4.“DTC” means the Depository Trust Company or any successor thereto.

A5.“DTC/FAST Program” means the DTC’s Fast Automated Securities Transfer program.

A6.“DWAC” means the DTC’s Deposit/Withdrawal at Custodian system.

A7.“DWAC Eligible” means that (a) Borrower’s ADSs is eligible at DTC for full services pursuant to DTC’s operational arrangements, including without limitation transfer through DTC’s DWAC system; (b) Borrower has been approved (without revocation) by DTC’s underwriting department; (c) Borrower’s transfer agent is approved as an agent in the DTC/FAST Program; (d) the Conversion Shares are otherwise eligible for delivery via DWAC; and (e) Borrower’s transfer agent does not have a policy prohibiting or limiting delivery of the Conversion Shares via DWAC.

A8.“Major Default” means any Event of Default occurring under Sections 3. l(a), 3.l(c), or 3.1(1).

A9.“Market Price” means the Conversion Factor multiplied by the lower of (a) the average of the closing trade prices during the 5 trading days immediately preceding the date of the conversion, and (b) the closing trade price on the trading day immediately preceding the date of the conversion.

A10.“Minor Default” means any Event of Default that is not a Major Default.

A11.“Other Agreements” means, collectively, (a) all existing and future agreements and instruments between, among or by Borrower (or an affiliate), on the one hand, and Lender (or an affiliate), on the other hand, and (b) any financing agreement or a material agreement that affects Borrower’s ongoing business operations.

A12.“Outstanding Balance” means as of any date of determination, the Purchase Price, as reduced or increased, as the case may be, pursuant to the terms hereof for payment, Conversion, offset, or otherwise, plus accrued but unpaid interest.

A13.“Purchase Price Date” means the date the Purchase Price is delivered by Lender to Borrower.

A14.“Trading Day” means any day on which the New York Stock Exchange (or such other principal market for the ADSs) is open for trading.

[Remainder of page intentionally left blank]

Attachment 1 to Convertible Promissory Note, Page 1

EXHIBIT A

BRIPHENO PTE. LTD.

Address:5 UPPER ALJUNIED LINK #06-02, QUARTZ INDUSTRIAL BUILDING, SINGAPORE

(367903)

The9 Limited	Date:
Attn: George Lai
17 Floor, No. 130 Wu Song Road
Hong Kou District,
Shanghai 200080, China

LENDER CONVERSION NOTICE

The above-captioned Lender hereby gives notice to The9 Limited, a Cayman Islands corporation (the “Borrower”), pursuant to that certain Convertible Promissory Note made by Borrower in favor of Lender on November 9, 2023 (the “Note”), that Lender elects to convert the portion of the Note balance set forth below into fully paid and non-assessable ADSs of Borrower as of the date of conversion specified below. Said conversion shall be based on the Lender Conversion Price set forth below. In the event of a conflict between this Lender Conversion Notice and the Note, the Note shall govern, or, in the alternative, at the election of Lender in its sole discretion, Lender may provide a new form of Lender Conversion Notice to conform to the Note. Capitalized terms used in this notice without definition shall have the meanings given to them in the Note.

A.Date of Conversion:

B.Lender Conversion#:

C.Conversion Amount:

D.Lender Conversion Price:

E.Lender Conversion Shares:                           (C divided by D)

F.Remaining Outstanding Balance of Note:

Please transfer the Lender Conversion Shares electronically (via DWAC) to the following account:

Broker:	Address:
DTC#:
Account#:
Account Name:

To the extent the Lender Conversion Shares are not able to be delivered to Lender electronically via the DWAC system, deliver all such certificated shares to Lender via reputable overnight courier after receipt of this Lender Conversion Notice (by facsimile transmission or otherwise) to:

[Signature Page Follows]

Exhibit A to Convertible Promissory Note, Page 1

Sincerely,

Lender:

BRIPHENO PTE. LTD.

By:
Name:
Title:

Exhibit A to Convertible Promissory Note, Page 2

EXHIBIT B

BRIPHENO PTE. LTD.

Address:5 UPPER ALJUNIED LINK #06-02, QUARTZ INDUSTRIAL BUILDING, SINGAPORE

(367903)

The9 Limited	Date:
Attn: George Lai
17 Floor, No. 130 Wu Song Road
Hong Kou District,
Shanghai 200080, China

REDEMPTION NOTICE

The above-captioned Lender hereby gives notice to The9 Limited, a Cayman Islands corporation (the “Borrower”), pursuant to that certain Convertible Promissory Note made by Borrower in favor of Lender on November 9, 2023 (the “Note”), that Lender elects to redeem a portion of the Note in Redemption Conversion Shares or in cash as set forth below. In the event of a conflict between this Redemption Notice and the Note, the Note shall govern, or, in the alternative, at the election of Lender in its sole discretion, Lender may provide a new form of Redemption Notice to conform to the Note. Capitalized terms used in this notice without definition shall have the meanings given to them in the Note.

REDEMPTION INFORMATION

A.	Redemption Date: , 202
B.	Redemption Amount:
C.	Portion of Redemption Amount to be Paid in Cash:
D.	Portion of Redemption Amount to be Converted into ADSs: (B minus C)
E.	Redemption Conversion Price: (Market Price as of Redemption Date)
F.	Redemption Conversion Shares: (D divided by E)
G.	Remaining Outstanding Balance of Note:

Please transfer the Redemption Conversion Shares, if applicable, electronically (via DWAC) to the following account:

Broker:	Address:
DTC#:
Account#:
Account Name:

To the extent the Redemption Conversion Shares are not able to be delivered to Lender electronically via the DWAC system, deliver all such certificated shares to Lender via reputable overnight courier after receipt of this Redemption Notice (by facsimile transmission or otherwise) to:

[Signature Page Follows]

Exhibit B to Convertible Promissory Note, Page 1

Sincerely,

Lender:

BRIPHENO PTE. LTD.

By:
Name:
Title:

Exhibit B to Convertible Promissory Note, Page 2